Exhibit 5.1

March 1, 2022

SouthState Corporation

1101 First Street South

Winter Haven, Florida 33880

Re:                Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Deputy General Counsel of South State Corporation, a South Carolina corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the U.S. Securities and Exchange Commission (the “Commission”) by the Corporation related to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 163,500 shares of common stock, par value $2.50 per share (the “Common Stock”), of the Corporation (the “Shares”) issuable under outstanding stock options, restricted stock awards, performance-based restricted stock unit awards and other rights to acquire Common Stock (collectively, the “Legacy Atlantic Capital Awards”) granted under the: (i) Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan; (ii) First Security Group, Inc. 2012 Long-Term Incentive Plan; and (iii) First Security Group, Inc. 2002 Long-Term Incentive Plan (such plans, as may have been amended and restated from time to time, collectively, the “Legacy Atlantic Capital Plans”). The Legacy Atlantic Capital Awards were assumed by the Corporation in connection with the merger of Atlantic Capital Bancshares, Inc. with and into the Corporation on March 1, 2022.  This opinion is delivered in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents.

Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the Legacy Atlantic Capital Plans and the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity. The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

V. Nicole Comer
Senior Vice President, Deputy General Counsel